PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 3, 2003)                    REGISTRATION NO. 333-78575




                                 [LOGO OMITTED]




                        1,000,000,000 Depositary Receipts
                           Internet HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 3, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet HOLDRS (SM) Trust.

         The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:


                                                                       Primary
                                                         Share         Trading
                   Name of Company        Ticker        Amounts        Market
-------------------------------------- ----------- --------------- -------------
Amazon.com, Inc.                           AMZN           18           NASDAQ
Ameritrade Holding Corporation             AMTD            9           NASDAQ
CMGI Inc.                                  CMGI           10           NASDAQ
CNET Networks, Inc.                        CNET            4           NASDAQ
DoubleClick Inc.                           DCLK            4           NASDAQ
EarthLink, Inc.                            ELNK          6.23          NASDAQ
eBay Inc.(1)                               EBAY           24           NASDAQ
E*TRADE Financial Corporation               ET            12            NYSE
Network Associates, Inc.                   NET             7           NASDAQ
Priceline.com Incorporated                 PCLN          1.167         NASDAQ
RealNetworks, Inc.                         RNWK            8           NASDAQ
Time Warner Inc.                           TWX            42            NYSE
Yahoo! Inc.                                YHOO           26           NASDAQ

----------------------
(1) eBay Inc. announced a two-for-one stock split on its common stock payable to shareholders of record as of August 4, 2003. eBay began trading on a split-adjusted basis on August 29, 2003. As of September 4, 2003, the share amount of eBay represented by a round lot of 100 Internet HOLDRS is 24.


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.


          The date of this prospectus supplement is September 30, 2003.